Exhibit 99.1

Destiny Media Year End Results Show Record Revenues and 176% Jump in Earnings

Year Over Year Revenue Grows by 47%;
330% Three Year Revenue Increase

VANCOUVER, Nov. 30 /CNW/ - Destiny Media Technologies (DSY-TSX)(OTCBB: DSNY) is pleased to announce results for the year ended August 31, 2010.  Revenues of $3,771,382 represent a 47% increase over the prior year while net income grew 176% to $1,686,073.  Earnings before interest, taxes depreciation and amortization (EBITDA) grew to $923,306 for the year.  Operating expenses increased 23%, reflecting a larger investment in research and development, and non-recurring costs associated with the company's new listing on the TSX-Venture Exchange, and various litigation matters.

The company has shown quarter to quarter revenue growth in thirteen out of the sixteen most recent quarters, leading to a 330% increase in revenues over the past three years.

Company CFO, Fred Vandenberg comments, "The Play MPE® distribution network continues to show strong revenue growth, with a 55% increase over the prior year.  In 2010, we incorporated our patent pending watermark into the industry anti piracy web crawler and integrated the system with both the world's largest provider of radio scheduling software and the world's largest broadcasting company.  Along with these very significant developments, we continue to work with the major record labels to expand the usage to new recipient types in new territories.

	2010	2009
	$	$

Service revenue [note 9]	3,771,382	2,560,447

Operating expenses
General and administrative	1,049,368	760,045
Sales and marketing	786,228	821,925
Research and development	1,193,618	893,715
Depreciation and amortization	53,106	39,981
	3,082,320	2,515,666
Income from operations	689,062	44,781
Other income (expenses)
Other income	118,129	102,351
Gain on settlement of debt	--	15,284
Interest income	3,359	3,107
Interest and other expense	(2,477)	(4,692)
Income before provision for income taxes	808,073	160,831
Recovery for deferred income taxes (Note 5)	878,000	450,000

Net income	1,686,073	610,831

Net income per common share, basic and diluted	0.03	0.01

About Destiny Media Technologies

Destiny Media (http://www.dsny.com) is the developer of the Play MPE® system (http://www.plaympe.com) which the recording industry uses to securely distribute new pre-release music through the internet to trusted recipients such as radio, media and VIP's.  Real time usage statistics are available at http://www.plaympe.com/v4/company/plaympestats.php

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

%CIK: 0001099369

For further information:

Company Contact:

Fred Vandenberg
CFO Destiny Media Technologies, Inc.
604 609 7736 x236
fredv@dsny.com

CO: Destiny Media Technologies, Inc.

CNW 09:15e 30-NOV-10